Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Biomerica, Inc. (the “Company”) of our report dated August 31, 2026, relating to our audits of the Company’s consolidated financial statements as of May 31, 2026 and 2025, and for each of the years then ended, included in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2026, which report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts.”

/s/ Haskell & White LLP
HASKELL & WHITE LLP

Irvine, California

September 24, 2026